Exhibit 99.2

PRESS RELEASE

Sanmina-SCI Contact:

Paige Bombino

Investor Relations

+1.408.964.3610

FOR IMMEDIATE RELEASE

SANMINA-SCI ANNOUNCES PRICING OF

SENIOR SUBORDINATED NOTES OFFERING

SAN JOSE, CA - February 16, 2005 - Sanmina-SCI Corporation (NASDAQ NM: SANM) announced today that it has priced an offering of $400 million aggregate principal amount of its 6¾% Senior Subordinated Notes due 2013.  The notes are being offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.  The issue price of the notes is 100%.  The transaction is expected to close on February 24, 2005.

Sanmina-SCI intends to use the net proceeds from the sale of notes in the offering for the repurchase of its Zero Coupon Debentures in the tender offer for up to approximately $400 million of accreted value of the Zero Coupon Debentures.

This announcement is neither an offer to sell nor a solicitation to buy any of the foregoing securities.

The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

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